UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
ALLIANCE DATA SYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALLIANCE DATA SYSTEMS CORPORATION
17655 Waterview Parkway
Dallas, Texas 75252
972-348-5100

July 27, 2007

To Our Stockholders:

On or about July 9, 2007, Alliance Data Systems Corporation, a Delaware corporation (the “Company”), began mailing to you a definitive proxy statement, dated July 5, 2007 (the “Proxy Statement”), regarding a special meeting of the Company’s stockholders. At the special meeting, we will ask you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 17, 2007, by and among the Company, Aladdin Holdco, Inc., a Delaware corporation (“Parent”), and Aladdin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). The special meeting is scheduled for August 8, 2007 at 10:00 a.m. local time, at our corporate headquarters, 17655 Waterview Parkway, Dallas, Texas 75252.

As described in the Proxy Statement under the heading “The Merger — Merger Related Litigation,” the Company is aware of four lawsuits filed in connection with the proposed Merger. The three class actions brought concerning the proposed Merger have been consolidated in the 68th Judicial District Court of Dallas County, Texas under the caption In re Alliance Data Corp. Class Action Litigation, No. 07-04689. On July 16, 2007, a consolidated class action petition was filed in that action. The consolidated class action petition seeks a declaration that the action is a proper class action, an order preliminarily and permanently enjoining the proposed Merger, a declaration that the director defendants have breached their fiduciary duties and an award of fees, expenses and costs. The derivative action filed by Levy Investments, Ltd. (“Levy”) has been transferred to the 68th Judicial District Court of Dallas County, Texas. On July 18, 2007, Levy filed an amended derivative petition seeking an injunction preventing consummation of the Merger, an order directing the director defendants to exercise their fiduciary duties to obtain a transaction beneficial to the Company and its stockholders, a declaration that the Merger Agreement was entered into in breach of the director defendants’ fiduciary duties and is unlawful and unenforceable, an order rescinding the Merger Agreement, the imposition of a constructive trust upon any benefits improperly received by the director defendants and an award of costs and disbursements, including reasonable attorneys’ and experts’ fees.

The Company denies all of the allegations in the consolidated class action petition and the amended derivative petition, contends that the asserted claims are baseless, and strongly believes that its disclosures in the Proxy Statement are appropriate and adequate under applicable law. Nevertheless, in order to lessen the risk of any delay of the closing of the Merger as a result of the litigation, the Company has decided to make available to its stockholders certain additional information in connection with the proposed Merger. The additional information is set forth below in this proxy supplement and should be read as a part of, and in conjunction with, the Proxy Statement, which we urge you to read in its entirety.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Your vote is very important, regardless of the number of shares you own. The Merger cannot be completed unless holders of a majority of the outstanding shares entitled to vote at the special meeting of stockholders vote for the adoption of the Merger Agreement. If you have already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or otherwise revoke your prior proxy. If you wish to change your vote, please refer to the instructions for doing so set forth in the Proxy Statement.

On behalf of the board of directors, thank you for your continued support.

Sincerely,

J. Michael Parks
Chairman and Chief Executive Officer

THIS SUPPLEMENT IS DATED JULY 27, 2007 AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT JULY 28, 2007.

INTRODUCTION

The following information supplements the Company’s definitive proxy statement dated July 5, 2007 (the “Proxy Statement”), and should be read in conjunction with the Proxy Statement and its annexes. All page references in the information provided below refer to those page numbers in the Proxy Statement and all capitalized terms used but not defined in this proxy supplement (this “Supplement”) shall have the meanings set forth in the Proxy Statement. To the extent information in this Supplement differs from, updates or conflicts with information contained in the Proxy Statement, the information in this Supplement is the more current information.

If you need assistance in submitting your proxy or voting your shares or need additional copies of this supplement, the Proxy Statement or the proxy card, you should contact our proxy solicitation agent, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, at (888) 750-5834 (for stockholders) or (212) 750-5833 (for banks and brokers). If your broker holds your shares, you should call your broker for additional information. See “Where You Can Find Additional Information” beginning on page 95 of the Proxy Statement.

THE MERGER

Background of the Merger

The information below amends and restates and/or supplements, as indicated, the specified information under the heading “The Merger — Background of the Merger” beginning on page 25 of the Proxy Statement.

The following information amends and restates in its entirety the second full paragraph on page 25 of the Proxy Statement.

In October 2006, Lehman Brothers Inc., or Lehman Brothers, informed management that it had received two unsolicited informal inquiries regarding the Company’s interest in a potential strategic transaction. As a result of these inquiries, each of Lehman Brothers and Banc of America Securities LLC, or Bank of America Securities, discussed with management, upon management’s request, a range of possible strategic alternatives for the Company (including continuing to operate the Company as an independent entity or engaging in a leveraged recapitalization, a strategic sale transaction or a leveraged buyout), and as part of its ongoing review and assessment of the Company’s business strategy, on November 3, 2006, our senior management decided to further investigate, and better understand the process and alternatives involved in, on a preliminary basis, the possibility of engaging in a business combination or other strategic transaction. Our senior management asked Banc of America Securities and Lehman Brothers to informally assist it in this process. Our senior management informally told members of our board of directors about this decision, and informally kept members of our board apprised of their activities during November and early December of 2006.

The following information amends and restates in its entirety the last paragraph beginning on page 25 of the Proxy Statement.

At a regularly scheduled board meeting held on December 7, 2006, J. Michael Parks, the Company’s Chairman and Chief Executive Officer, formally updated the board with respect to the activities of the Company’s senior management, Banc of America Securities and Lehman Brothers to date regarding a potential business combination transaction involving the Company. The board then authorized management to continue to work informally with Banc of America Securities and Lehman Brothers to investigate possible opportunities and, through them, to approach the seven strategic parties included in the targeted group regarding their interest in a potential business combination transaction with the Company. The board permitted members of senior management to be directly involved in the diligence process conducted by the potential business combination partners due to their extensive knowledge about the Company.

The following information amends and restates in its entirety the first full paragraph on page 26 of the Proxy Statement.

As authorized by the board, following the December 7 board meeting, Mr. Parks and Edward J. Heffernan, the Company’s Executive Vice President and Chief Financial Officer, directed Banc of America Securities and Lehman Brothers to approach each of the seven strategic parties to determine if they were interested in pursuing a potential business combination transaction with the Company. Of the seven strategic parties contacted, three declined almost immediately to pursue a potential business combination transaction with the Company and, over the course of the following few weeks, two others decided not to do so as well, citing a variety of reasons, including the potential size of the transaction, conflicts with strategic direction and resistance to certain terms contained in the confidentiality agreement distributed to them. The other two strategic parties, referred to in this proxy statement as Company 1 and Company 2, respectively, entered into confidentiality agreements with the Company containing customary confidentiality and standstill provisions, including restrictions on the parties’ ability to discuss the proposed transaction with any co-investor, financing source or financial advisor without the Company’s prior consent. Company 1 and Company 2 were each provided with identical executive summaries of the Company’s operations, key strengths, financial performance and growth strategy, and meetings with Messrs. Parks and Heffernan were arranged for early February.

The following information supplements the third full paragraph on page 26 of the Proxy Statement and should be read as following the last sentence of that paragraph.

Upon inquiry by Company 1 and Company 2, Messrs. Parks and Heffernan expressed their belief that the Company’s senior management would be willing to continue to manage the Company following completion of a transaction. Thereafter and through the date on which the merger agreement was executed, no other communications occurred between the Company’s management and either of the strategic parties regarding any member of management’s post-transaction employment terms or financial interest in a transaction, including any member of management’s ability to contribute equity or otherwise participate as an investor in a transaction between the Company and either strategic party.

The following information supplements the first full paragraph on page 27 of the Proxy Statement and should be read as following the last sentence of that paragraph.

Upon inquiry by each of the six financial parties, Messrs. Parks and Heffernan expressed their belief that the Company’s senior management would be willing to continue to manage the Company following completion of a transaction. Thereafter and through the date on which the merger agreement was executed, no other communications occurred between the Company’s management and any of the financial parties regarding any member of management’s post-transaction employment terms or financial interest in a transaction, including any member of management’s ability to contribute equity or otherwise participate as an investor in a transaction between the Company and any such financial party.

The following information amends and restates in its entirety the third full paragraph on page 27 of the Proxy Statement.

On April 3, 2007, our board held a special meeting. Members of our senior management and representatives of Akin Gump Strauss Hauer & Feld LLP, or Akin Gump, the Company’s regular outside counsel, participated in the meeting. Mr. Parks first gave the board an update regarding the status of discussions with the various parties potentially interested in a transaction with the Company. Representatives of Akin Gump then reviewed with our board a representative timeline and typical sequence of events for a transaction of the type being contemplated by the Company and the need for any such transaction to be evaluated by independent and disinterested directors. Thereafter, the board discussed the advantages and disadvantages of forming a special committee to evaluate the Company’s strategic alternatives, as well as the independence of each of the directors with respect to evaluating a strategic transaction involving the Company in light of the identity of the parties that had, to date, expressed an interest in such a transaction. In particular, our board considered that, in light of his dual roles as a director and chief executive officer of the Company, Mr. Parks might be faced with a potential conflict of interest in negotiations with certain potentially interested parties, particularly financial parties. The potential conflict Mr. Parks faced was with respect to the terms of potential post-transaction employment, as well as the possibility that a bidder might want Mr. Parks to participate as an investor in a transaction. After consideration of these issues, our board determined not to form a special committee at that time. Instead, the board decided that the independent directors, consisting of all the directors other than Mr. Parks, should operate as an independent board to review and evaluate any strategic alternatives, including a transaction with the potential purchasers. Thereafter, representatives of Akin Gump made certain suggestions to our board regarding instructions to be given to management in connection with the strategic review process, including a recommendation that management be instructed not to discuss with any potential purchaser any prospective employment arrangements or the possibility of participating as an investor in the transaction. The Akin Gump representatives then reviewed with the directors their fiduciary duties, including the duty of care, the duty of loyalty and their duties in the context of a change of control transaction involving the Company. After our board formally resolved to operate as an independent board for the purposes discussed above and to adopt the recommendations of Akin Gump that management be instructed not to discuss with any potential purchaser any prospective employment arrangements or the possibility of participating as an investor in the transaction, Mr. Parks and members of management left the meeting. The independent board then discussed the need for a lead director and, after considering the qualifications of various directors for the role, chose Robert Minicucci to serve in that capacity. The members of the independent board thereafter discussed the need to hire independent legal counsel and a financial advisor to advise the independent board and identified various law firms and investment banks, including Banc of America Securities and Lehman Brothers, that could potentially serve in such roles.

The following information amends and restates in its entirety the first full paragraph on page 28 of the Proxy Statement.

On April 10, 2007, the independent board counsel informed Mr. Minicucci that it would not be able to continue in that role due to a conflicting representation of one of the potential acquirers. Thereafter, Mr. Minicucci contacted representatives of Kirkland & Ellis LLP, or Kirkland & Ellis, to see if it could act as counsel to the independent board.

The following information amends and restates in its entirety the sentence preceding the final paragraph beginning on page 28 of the Proxy Statement.

The April 13 review of the Company’s recent financial performance and management’s expectations regarding its future performance was substantially identical to the February 28 review, except that it reflected more recent operating results (that were consistent with management’s expectations). The board meeting was then concluded and Messrs. Parks and Heffernan left the meeting.

The following information supplements the information on page 29 of the Proxy Statement and should be read as the last sentence of the paragraph preceding the first full paragraph on that page.

Throughout the time Mr. Minicucci served as lead director of the independent board and thereafter as chairman of the special committee, he oversaw the sale process by, among other things, communicating directly with Banc of America Securities and Lehman Brothers.

The following information amends and restates in its entirety the third full paragraph on page 31 of the Proxy Statement.

On May 10, 2007:

•	Company 1 informed Lehman Brothers that, due to regulatory issues that would prevent it from owning and operating one of the Company’s significant businesses, it was dropping out of the sale process; and

•	the Independent Financial Buyer, having learned that the final offers would continue to be due on May 14, 2007, indicated that it would not be submitting an offer to acquire the Company.

Banc of America Securities and Lehman Brothers discussed with Company 1 alternatives that Company 1 had explored that might ameliorate the regulatory issues it expected. However, Company 1 did not believe it was able to resolve these issues and therefore chose not to participate further.

The following information amends and restates in its entirety the last paragraph beginning on page 32 of the Proxy Statement.

At 6:30 a.m. EDT on May 17, 2007, the board of directors held a special meeting to review the terms of the agreement reached with Blackstone and the terms of the offer made by the Consortium. Members of our senior management and representatives of Banc of America Securities, Lehman Brothers, Evercore and Kirkland & Ellis participated in the meeting. Mr. Minicucci informed the board that on May 15, 2007, Blackstone had agreed to raise its price per share to $81.75, and that on May 16, 2007, the Consortium had increased its offer price from $78.00 per share to $80.25 per share. The board then discussed the status of the offers and the potential advantages and disadvantages of delaying entering into an agreement with Blackstone in order to engage the Consortium in further price negotiations. In weighing such potential advantages and disadvantages, the board focused particularly on the likelihood of the Consortium being able to match or exceed Blackstone’s offer price and on the concern that delaying the process could put the Blackstone offer in jeopardy.

Opinions of Financial Advisors

The information below amends and restates and/or supplements, as indicated, the specified information under the heading “The Merger — Opinions of Financial Advisors — Financial Analyses of Banc of America Securities and Lehman Brothers” beginning on page 42 of the Proxy Statement.

Financial Analyses of Banc of America Securities and Lehman Brothers

The following information supplements the information on page 44 of the Proxy Statement and should be read as preceding the first sentence on that page.

In selecting the appropriate reference ranges for their analysis, Banc of America Securities and Lehman Brothers took into consideration the different growth and risk characteristics of each operating segment of the Company. Banc of America Securities and Lehman Brothers noted the following high, mean, median and low multiples for EBITDA and Earnings Per Share for each segment:

Marketing (CY 07E EBITDA Multiple)
High 12.7x
Median 9.6x
Mean 9.8x
Low 7.3x

Transaction Processing (CY 07E EBITDA Multiple)
High 12.2x
Median 10.2x
Mean 10.1x
Low 8.5x

Marketing (CY 07E Cash EPS Multiple)
High 20.8x
Median 18.3x
Mean 17.4x
Low 11.7x

Transaction Processing (CY 07E Cash EPS Multiple)
High 21.3x
Median 17.9x
Mean 18.7x
Low 15.8x

Credit Card Services (CY 07E EPS Multiple)
High 18.1x
Median 11.8x
Mean 12.6x
Low 8.7x

The following information amends and restates in its entirety the third paragraph on page 44 of the Proxy Statement.

Discounted Cash Flow Analysis.  Using Company management’s financial forecasts (discussed in this proxy statement as Scenario A and Scenario B under the heading “— Financial Projections” beginning on page 55) for the second half of calendar year 2007 and calendar years 2008 to 2011, Banc of America Securities and Lehman Brothers performed an analysis of the present value of the free cash flows, discounted to June 30, 2007, that the Company could generate from the second half of 2007 and beyond. Banc of America Securities and Lehman Brothers discounted the unlevered free cash flows of the Company at a range of estimated weighted average costs of capital of 11.5% to 12.5%, whose midpoint is 12%, derived by applying the capital asset pricing model and the Company’s current after-tax average debt borrowing rate and capital structure. Banc of America Securities and Lehman Brothers assumed terminal values based on a range of multiples of 9.0x to 10.0x estimated 2011 Adjusted EBITDA, based on a combination of multiples derived from the selected publicly traded companies analysis described above.

The following information amends and restates in its entirety the first full paragraph (following the last bullet point item) on page 46 of the Proxy Statement.

For each transaction listed above, Banc of America Securities and Lehman Brothers derived the enterprise value for each transaction, divided by the last twelve months (“LTM”) EBITDA of the target company, resulting in a reference range for the selected transactions. The resulting ratio of enterprise value to LTM EBITDA multiple range for the selected group of transactions was 7.5x to 17.4x with a mean of 10.0x and median of 9.9x. Banc of America Securities and Lehman Brothers selected a representative ratio of enterprise value to LTM EBITDA multiple range of 9.0x to 11.0x based on the precedent transactions listed above and applied that range to the estimated LTM Adjusted EBITDA of the Company (defined for this purpose as LTM EBITDA excluding one-time items and stock-based compensation). The Company’s estimated LTM Adjusted EBITDA was calculated using historical numbers for the period from July 1, 2006 through March 31, 2007 and Company management’s projections for the period from April 1, 2007 through June 30, 2007. Based on the selected ratio of enterprise value to LTM EBITDA multiple range, Banc of America Securities and Lehman Brothers calculated an implied value per share range of Company common stock of approximately $54.75 to $69.00, as compared to the $81.75 per share in cash to be received by holders of Company common stock pursuant to the Merger Agreement.

The following information supplements the information on page 46 of the Proxy Statement and should be read as following the last full paragraph on that page.

Banc of America Securities and Lehman Brothers noted the following high, mean, median and low valuation multiples for this analysis:

Marketing (LTM 6/30/07 EBITDA Multiple)
High 17.4x
Median 9.8x
Mean 10.3x
Low 7.5x

Transaction Processing (LTM 6/30/07 EBITDA Multiple)
High 12.4x
Median 9.9x
Mean 10.0x
Low 7.5x

Overall
High 17.4
Median 9.9x
Mean 10.0x
Low 7.5x

The following information amends and restates in its entirety the first full paragraph on page 47 of the Proxy Statement.

Leveraged Buyout Analysis.  Using the Company’s financial forecasts for the second half of calendar year 2007 and calendar years 2008 to 2011, Banc of America Securities and Lehman Brothers also analyzed the Company from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of the Company using a debt capital structure consistent with those transactions proposed by buyers, including the Merger. Banc of America Securities and Lehman Brothers assumed that a buyer would value its investment in the Company at December 31, 2011 at an enterprise value that represented a multiple of calendar year 2011 Adjusted EBITDA of 9.5x, the midpoint in a range of 8.5x to 10.5x. Banc of America Securities and Lehman Brothers then calculated the Company’s December 31, 2011 equity value range by adding the Company’s forecasted December 31, 2011 cash balance and subtracting the Company’s forecasted December 31, 2011 debt outstanding. Based on the December 31, 2011 equity value range for the Company calculated by Banc of America Securities and Lehman Brothers and their assumption, based on their collective experience, that financial sponsors would likely target internal rates of return of approximately 17.5% to 25%, Banc of America Securities and Lehman Brothers derived a range of implied values per share that a financial sponsor might be willing to pay to acquire the Company estimated at $76.00 to $86.00, as compared to the $81.75 per share in cash to be received by holders of Company common stock pursuant to the Merger Agreement.

Opinion of Evercore Group L.L.C.

The information below amends and restates the specified information under the heading “The Merger — Opinions of Financial Advisors — Opinion of Evercore Group L.L.C.” beginning on page 48 of the Proxy Statement.

The following information amends and restates in its entirety the last paragraph beginning on page 53 of the Proxy Statement.

Public Market Trading Analysis.  Evercore calculated and compared enterprise value as a multiple of EBITDA for the Company and for selected publicly-traded companies. Evercore calculated multiples for the selected companies by dividing closing share prices as of May 16, 2007 by calendarized estimates for 2007 and 2008 EBITDA for each respective company. All of these calculations were based on publicly available filings and financial data provided by Wall Street Research. The range of implied multiples that Evercore calculated is summarized below:

The following information amends and restates in their entirety the tables and related footnotes under the headings “Transaction Processors” and “Marketing Services” on page 54 of the Proxy Statement.

Transaction Processors

	Public Market
	Trading
	Multiples(1)
	Mean		Median		High		Low

Total Enterprise Value/2007E EBITDA	10.9	x	10.3	x	15.3	x	9.0	x
Total Enterprise Value/2008E EBITDA	9.7	x	9.5	x	13.5	x	7.7	x

(1)	Companies included were Automatic Data Processing, Inc., Ceridian Corp., CheckFree Corp., DST Systems Inc., eFunds Corp., Euronet Worldwide, Inc., Fidelity National Information Services Inc., Fiserv, Inc., Global Payments Inc., Heartland Payment Systems, Inc., MoneyGram International, Inc., Net1 UEPS Technologies, Inc., Paychex, Inc., Total System Services, Inc., The Western Union Company, and Wright Express Corp.

Marketing Services

	Public Market
	Trading
	Multiples(1)
	Mean		Median		High		Low

Total Enterprise Value/2007E EBITDA	12.5	x	10.1	x	30.7	x	6.3	x
Total Enterprise Value/2008E EBITDA	10.7	x	9.5	x	18.7	x	6.3	x

(1)	Companies included were Acxiom Corp., ChoicePoint Inc., CoStar Group Inc., Dun & Bradstreet Corp., Equifax Inc., Experian Group Ltd., Factset Research Systems Inc., Fair Isaac Inc., First Advantage Corp., Harte-Hanks Inc., Interactive Data Corp., Moody’s Corp., and Valassis Inc.

The following information amends and restates in their entirety the tables preceding the paragraph entitled “Research Analyst Stock Price Targets” on page 54 of the Proxy Statement.

		Management	Management
		Case Organic	Case Acquisition
	Wall Street Case	Scenario	Scenario

Adjusted 2007E EBITDA
Low	$59.29	$62.41	$63.62
High	$74.37	$78.14	$79.60
Operating 2007E EBITDA
Low	$62.80	$65.86	$67.06
High	$78.62	$82.32	$83.78

Financial Projections

The information below amends and restates the specified information under the heading “The Merger — Financial Projections” beginning on page 55 of the Proxy Statement.

The following information amends and restates in its entirety the table on page 56 of the Proxy Statement.

	2007	2008	2009	2010	2011
	(In millions, except per share numbers)

Revenue	$2,291	$2,528	$2,790	$3,069	$3,390
Adjusted EBITDA(1)	$650	$727	$816	$920	$1,044
Operating EBITDA(2)	$680	$762	$854	$960	$1,089
Depreciation and amortization	$91	$108	$119	$131	$145
Interest expense (income)	$62	$45	$20	$(1)	$(29)
Income taxes	$143	$172	$210	$253	$306
Cash earnings	$307	$353	$418	$488	$573
Cash earnings per share	$3.73	$4.27	$5.02	$5.82	$6.80
Capex	$110	$121	$134	$147	$163
Acquisition Capital	$—	$—	$—	$—	$—

The following information amends and restates in its entirety the table on page 57 of the Proxy Statement.

	2007	2008	2009	2010	2011
	(In millions, except per share numbers)

Revenue from base business	$2,291	$2,528	$2,790	$3,069	$3,390
Revenue from acquired business	38	187	352	534	696

Revenue	$2,329	$2,715	$3,142	$3,603	$4,086

Adjusted EBITDA from base business	$650	$727	$816	$920	$1,044
Adjusted EBITDA from acquired business	11	53	100	153	200

Adjusted EBITDA(1)	$661	$780	$916	$1,073	$1,244

Operating EBITDA(2)	$691	$815	$954	$1,113	$1,289
Depreciation and amortization	$92	$111	$119	$136	$156
Interest expense	$68	$67	$61	$60	$51
Income taxes	$145	$179	$224	$274	$331
Cash earnings	$309	$371	$454	$541	$641
Cash earnings per share	$3.75	$4.48	$5.46	$6.46	$7.60
Capex	$112	$130	$151	$173	$196
Acquisition Capital	$420	$420	$420	$420	$420